Exhibit 99.1

Contacts:

AtriCure, Inc.	The Ruth Group
Julie Piton	Nick Laudico (investors)
Vice President and Chief Financial Officer	(646) 536-7030
(513) 755-4561	nlaudico@theruthgroup.com
jpiton@atricure.com
Jason Rando (media)
(646) 536-7025
jrando@theruthgroup.com

Press Release

AtriCure Reports Fourth Quarter and Full Year 2006 Financial Results

Fourth Quarter 2006 Financial Highlights

•	Record quarter, consolidated revenue of $10.6 million, previous high $9.6 million

•	Record quarter, domestic open revenue of $6.3 million, previous high $5.6 million

•	Record quarter, domestic MIS revenue of $3.3 million, previous high $2.8 million

Full Year 2006 Financial Highlights

•	Consolidated revenue of $38.2 million, 24% growth

•	Domestic MIS revenue of $11.0 million, 66% growth

•	International revenue of $4.2 million, 55% growth

WEST CHESTER, Ohio - February 15, 2007 - AtriCure, Inc. (Nasdaq:ATRC), a medical device company focused on developing, manufacturing and selling innovative surgical devices, today announced record financial results for the fourth quarter and full year ended December 31, 2006.

In commenting on the year, David Drachman, President and Chief Executive Officer said, “I would like to commend our management team and employees for their steadfast commitment to our core values of patient first, pursuit of innovation, commitment to excellence, corporate conscious and integrity. Our employees have demonstrated an unwavering commitment toward our mission of expanding the treatment options for those patients who suffer from atrial fibrillation through the advancement of innovative products and customer education aimed at preserving and improving human life. As a result, AtriCure is rapidly building momentum and is on course to make breakthrough clinical contributions.”

Fourth quarter 2006 consolidated revenue was $10.6 million, a 24% year-over-year increase compared to revenue of $8.6 million for the fourth quarter of 2005 and a 13% sequential increase compared to the third quarter 2006. Fourth quarter 2006 revenue from domestic products used in open procedures was $6.3 million, a 14% year-over-year increase compared to revenue of $5.6 million for the fourth quarter 2005 and a 16% sequential increase. Revenue from domestic minimally invasive products was $3.3 million, a 38% year-over-year increase compared to revenue of $2.4 million for the fourth quarter 2005 and a 20% sequential increase. International revenue was $1.0 million, a 65% year-over-year increase compared to revenue of $0.6 million for the fourth quarter 2005 and a sequential decrease of 14%.

Full year 2006 consolidated revenue was $38.2 million, a 24% year-over-year increase compared to revenue of $31.0 million for the full year 2005. Full year 2006 revenue from domestic products used in open procedures was $23.1 million, a 7% year-over-year increase compared to revenue of $21.6 million for the full year 2005. Full year 2006 revenue from domestic minimally invasive products was $11.0 million, a 66% year-over-year increase compared to revenue of $6.6 million for the full year 2005. Full year 2006 international revenue was $4.2 million, a 55% year-over-year increase compared to revenue of $2.7 million for the full year 2005.

Fourth quarter 2006 gross profit was $8.2 million, resulting in a gross margin of 77.8%, compared to a gross margin of 75.0% for the fourth quarter of 2005 and 79.8% for the third quarter of 2006. The change in gross margin as compared to the fourth quarter of 2005 was primarily due to the acquisition of Enable Medical Corporation. The change in gross margin as compared to the third quarter of 2006 was primarily due to a fourth quarter inventory valuation adjustment of $0.2 million. Full year 2006 gross profit was $30.6 million, resulting in a gross margin of 80.1% compared to a gross margin of 74.0% for the full year 2005. The year-over-year increase in gross margin was primarily attributable to the impact of the Company acquiring Enable.

Fourth quarter 2006 research and development expenses were $3.2 million, compared to $2.8 million for the fourth quarter 2005 and $3.2 million for the third quarter 2006. Full year 2006 research and development expenses were $12.2 million, compared to $9.1 million for the full year 2005. The year-over-year increase in research and development expenses was primarily attributable to the increase in engineering headcount and related expenses to support a substantial increase in new product development activities.

Fourth quarter 2006 selling, general and administrative expenses were $9.5 million, compared to $7.9 million for the fourth quarter 2005 and $7.7 million for the third quarter 2006. Full year 2006 selling, general and administrative expenses were $33.2 million, compared to $24.6 million for the full year 2005. The year-over-year increase in selling, general and administrative expenses was primarily attributable to the development of distribution channels, increased marketing expenses related to tradeshows and product support and an increase in general corporate expenditures. The sequential increase was primarily attributable to increased selling related expenses due to increased headcount and performance achievement incentives.

Fourth quarter 2006 net loss was $4.3 million, or $0.35 per share. Full year 2006 net loss was $13.7 million, or $1.13 per share. The 2006 results include stock based compensation expense of $0.4 million, or $0.04 per share, and $1.0 million, or $0.09 per share, for the fourth quarter and full year, respectively.

Cash, cash equivalents and investments at December 31, 2006 were $19.5 million.

Financial Guidance

For the full year 2007, the Company expects total revenue to be between $48 million and $50 million and net loss per share to be between $0.95 and $1.05. For the first quarter 2007, the Company expects total revenue to be between $10.6 million and $11.1 million.

Conference Call

AtriCure will also host a Web cast and conference call at 5:00 pm ET on February 15, 2007 to discuss fourth quarter and full year 2006 results. A live Web cast of the conference call will be available online from the investor relations page of AtriCure’s corporate Web site at www.atricure.com. The dial-in numbers are (866) 770-7125 for domestic callers, and (617) 213-8066 for international callers. The reservation number for both is 69505716.

A recording of the conference call will remain available on AtriCure’s Web site through March 15, 2007. A telephonic replay of the call will be available until March 30, 2007. The replay dial-in numbers are (888) 286-8010 for domestic callers and (617) 801-6888 for international callers. Please use reservation code 85966642.

About AtriCure, Inc.

AtriCure, Inc. is a medical device company focused on developing, manufacturing and selling innovative surgical devices to create precise lesions, or scars, in soft and cardiac tissues. Medical journals have described the adoption by leading cardiothoracic surgeons of the AtriCure bipolar ablation system as a standard treatment alternative during open-heart surgical procedures to safely, rapidly and reliably create lesions in cardiac, or heart, tissue to block the abnormal electrical impulses that cause atrial fibrillation, a rapid, irregular quivering of the upper chambers of the heart. Atrial fibrillation affects more than 2.5 million people in the U.S. and predisposes them to a five fold increased risk of stroke.

The FDA has cleared the AtriCure Isolator (TM) bipolar ablation system and the Isolator (TM) Synergy (™) bipolar ablation system for the ablation, or destruction, of soft tissues in general and non-cardiac related surgical procedures but to date has not cleared or approved the system for cardiac use or for the treatment of AF. The FDA has cleared the AtriCure Isolator(TM) Bipolar Pen for the ablation of cardiac tissue and the evaluation of cardiac arrhythmias, but the Isolator(TM) Bipolar Pen has not been approved for the treatment of AF.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements that address activities, events or developments that AtriCure expects, believes or anticipates will or may occur in the future, such as earnings estimates, other predictions of financial performance, launches by AtriCure of new products and market acceptance of AtriCure’s products. Forward-looking statements are based on AtriCure’s experience and perception of current conditions, trends, expected future developments and other factors it believes are appropriate under the circumstances and are subject to numerous risks and uncertainties, many of which are beyond AtriCure’s control. These risks and uncertainties include the rate and degree of market acceptance of AtriCure’s products, AtriCure’s ability to develop and market new and enhanced products, the timing of and ability to obtain and maintain regulatory clearances and approvals for its products, the timing of and ability to obtain reimbursement of procedures utilizing AtriCure’s products, competition from existing and new products and procedures or AtriCure’s ability to effectively react to other risks and uncertainties described from time to time in AtriCure’s SEC filings, such as fluctuation of quarterly financial results, reliance on third party manufacturers and suppliers, litigation (including the purported class action lawsuit) or other proceedings, government regulation and stock price volatility. AtriCure does not guarantee any forward-looking statement, and actual results may differ materially from those projected. AtriCure undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

ATRICURE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
Revenues	$10,599,352	$8,559,060	$38,243,243	$30,956,987
Cost of revenues (a)	2,355,258	2,143,581	7,626,362	8,056,680

Gross profit	8,244,094	6,415,479	30,616,881	22,900,307

Operating expenses:
Research and development expenses (a)	3,204,667	2,788,229	12,215,617	9,108,600
Selling, general and administrative expenses	9,494,000	7,928,346	33,170,328	24,641,421

Total operating expenses	12,698,667	10,716,575	45,385,945	33,750,021

Loss from operations	(4,454,573)	(4,301,096)	(14,769,064)	(10,849,714)
Preferred stock interest expense	—	—	—	(2,332,254)
Interest income, net	191,008	291,584	979,157	414,136
Other income	—	—	72,632	84,868

Net loss available to common shareholders	$(4,263,565)	$(4,009,512)	$(13,717,275)	$(12,682,964)

Basic and diluted loss per share	$(0.35)	$(0.33)	$(1.13)	$(2.10)

Weighted average shares outstanding:
Basic and diluted	12,184,080	12,068,358	12,137,258	6,025,300

(a) Includes the following expenses resulting from transactions with Enable Medical Corporation prior to the acquisition as of August 10, 2005:
Cost of revenues	$—	$—	$—	$4,259,269
Research and development expenses	$—	$—	$—	$1,201,583

ATRICURE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	December 31,
	2006	2005
Assets

Current assets:
Cash and cash equivalents	$14,890,383	$27,432,948
Short-term investments	4,598,032	6,369,234
Accounts receivable, net	6,562,341	4,865,065
Inventories, net	3,389,401	2,135,143
Other current assets	1,247,738	845,330

Total current assets	30,687,895	41,647,720

Property and equipment, net	3,643,069	3,359,549

Intangible assets	772,778	986,778

Goodwill	3,840,837	3,840,837

Other assets	183,486	205,531

Total assets	$39,128,065	$50,040,415

Liabilities and shareholders’ equity

Current liabilities:
Accounts payable and accrued liabilities	$7,265,424	$5,374,998
Current maturities of capital lease obligations and long-term debt	391,460	369,835

Total current liabilities	7,656,884	5,744,833

Capital lease obligations	13,537	38,855

Long-term debt	679,007	1,045,150

Other liabilities	84,375	28,125

Total liabilities	8,433,803	6,856,963

Shareholders’ equity:
Common stock	12,189	12,086
Additional paid-in capital	86,646,064	86,107,520
Unearned compensation	—	(599,591)
Other comprehensive income	90,673	826
Accumulated deficit	(56,054,664)	(42,337,389)

Total shareholders’ equity	30,694,262	43,183,452

Total liabilities and shareholders’ equity	$39,128,065	$50,040,415

ATRICURE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Twelve Months Ended December 31,
	2006	2005
Cash flows from operating activities:
Net loss	$(13,717,275)	$(12,682,964)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,885,303	1,554,238
(Gain) loss on disposal of equipment	(20,000)	303,008
Provision for losses in accounts receivable	81,420	204,928
Share-based compensation expense	1,045,767	673,199
Preferred stock interest expense	—	2,332,254
Changes in assets and liabilities (net of assets acquired and liabilities assumed in business combinations):
Increase in accounts receivable	(1,778,698)	(112,496)
Increase in inventories	(1,254,259)	(193,559)
Increase in other current assets	(402,408)	(709,880)
Increase in accounts payable and accrued liabilities	1,615,642	605,378
Decrease in other non-current assets and increase in other non-current liabilities	78,778	409,985

Net cash used in operating activities	(12,465,730)	(7,615,909)

Cash flows from investing activities:
Purchases of property & equipment, net	(1,660,520)	(1,951,733)
Purchases of available-for-sale securities	(6,289,837)	(6,368,408)
Maturities of available-for-sale securities	8,065,000	—
Cash paid for acquisition, net	—	(6,420,681)

Net cash provided by (used in) investing activities	114,643	(14,740,822)

Cash flow from financing activities:
Proceeds from long-term debt borrowings	—	1,500,000
Payments on long-term debt	(338,082)	(88,643)
Payments on capital lease obligations	(31,753)	(16,063)
Proceeds from common stock offering	—	43,176,994
Proceeds from stock option exercises and warrants	92,470	42,214

Net cash (used in) provided by financing activities	(277,365)	44,614,502

Effect of exchange rate changes on cash	85,887	—

Net (decrease) increase in cash and cash equivalents	(12,542,565)	22,257,771
Cash and cash equivalents - beginning of period	27,432,948	5,175,177

Cash and cash equivalents - end of period	$14,890,383	$27,432,948